UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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International Flavors & Fragrances Inc. (the “Company”) is saddened to announce that Dale F. Morrison, a director and the Chair of the Board of Directors (the “Board”) of the Company, passed away on April 8, 2023. Mr. Morrison had planned to retire from his positions as a director and Chair of the Board, effective at the 2023 annual meeting of shareholders of the Company (the “2023 Annual Meeting”), and the Board had appointed Mr. Roger W. Ferguson, Jr. to serve as Chair following the 2023 Annual Meeting, subject to his re-election to the Board at the 2023 Annual Meeting.

As a result of Mr. Morrison’s passing, the Company has appointed Mr. Ferguson, who is currently a director of the Board, Chair of the Human Capital & Compensation Committee and a member of the Governance & Corporate Responsibility Committee, to serve as Chair of the Board, effective April 12, 2023, and to continue in such capacity following the 2023 Annual Meeting, subject to his re-election to the Board at the 2023 Annual Meeting.